TRANSOCEAN INC.

NOTICE OF REDEMPTION

October 17, 2017

Reference is made to the 7.375% Senior Notes due 2018 (CUSIP No.: 893830AK5) (the “Notes”) issued pursuant to the indenture, dated as of April 15, 1997 (as amended or supplemented from time to time, the “Indenture”), among Transocean Inc. (the “Company”), Transocean Ltd., as the guarantor party thereto and The Bank of New York Mellon Trust Company, N.A., as the successor trustee (the “Trustee”). Capitalized terms used but not defined in this notice of redemption shall have the meanings ascribed to them in the Indenture.

The Company hereby calls for redemption all of the outstanding Notes, pursuant to Sections 107 and 1104 of the Indenture and the Optional Redemption section of the Note. You are hereby notified that:

1.	the redemption date is November 16, 2017 (the “Redemption Date”);
2.

the redemption price is equal to 100% of the principal amount the Notes to be redeemed , plus accrued and unpaid interest up to but not including the Redemption Date plus a Make Whole Premium (as defined in the Notes) (the “Redemption Price”);

3.	the Redemption Price will become due and payable on the Redemption Date upon the Note being redeemed and interest will cease to accrue on and after the Redemption Date;
4.	the name and address of the paying agent is:
By mail to: The Bank of New York Mellon P.O. Box 396 East Syracuse, New York 13057 Attn: Corporate Trust Operations	By hand or overnight delivery to: The Bank of New York Mellon 111 Sanders Creek Parkway East Syracuse, New York 13057 Attn: Corporate Trust Operations

5.	the Notes called for redemption must be surrendered to the paying agent to collect the Redemption Price.

By: Transocean Inc.